Exhibit 99.1

Genesis Energy, L.P. Announces Public Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a registered underwritten public offering of $550,000,000 in aggregate principal amount of senior unsecured notes due 2025. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries. We intend to use net proceeds from the offering to fund a portion of the purchase price for our recently announced pending acquisition of the trona and trona-based exploring, mining, processing, producing, marketing and selling business of Tronox Limited and its affiliates.

Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and BMO Capital Markets Corp. are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from the underwriters as follows:

Wells Fargo Securities, LLC

Attn: WFS Customer Service

608 2nd Ave S, Suite 1000

Minneapolis, MN 55402

Telephone: (800) 645-3751 Opt 5

Email: wfscustomerservice@wellsfargo.com

Deutsche Bank Securities Inc.

Attn: Prospectus Group

60 Wall Street

New York, NY 10005

Telephone: (800) 503-4611

Email: prospectus.cpdg@db.com

BMO Capital Markets Corp.

3 Times Square

New York, NY 10036

Attention: Syndicate Department

Telephone: (212) 7021882

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, refinery services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer